Exhibit 99.1

            Zones Announces First Quarter of 2003 Results

    RENTON, Wash.--(BUSINESS WIRE)--April 24, 2003--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS), a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three month period ended March 31, 2003. The Company's earnings reflected a net loss of $646,000, or $0.05 per share, for the first quarter of fiscal year 2003 compared with net income of $81,000, or $.01 per share, for the same quarter a year ago. Total net sales were $98.6 million in the first quarter of 2003 compared to $99.8 million in the first quarter of 2002.
    Firoz Lalji, president and CEO of Zones, commented on today's announcement, "We are clearly very disappointed by our operating results which reflect the continuation of a muted environment for IT purchases as well as the additional economic pressures exerted by a wartime economy." Lalji concluded, "We remain cautious about 2003 due to anticipated lackluster economic performance for the remainder of the year. However, we believe the acquisition of Corporate PC Source, Inc. will contribute positively to future quarter's results and may serve as a buffer to moderate the effects, if any, of future economic weakness."

    Operating Highlights

    Sales to the small to medium sized business ("SMB"), enterprise accounts, and the public sector market was $86.4 million in the first quarter of 2003. The sales to these customers increased sequentially as a percent of total net revenue for the three-month period ending March 31, 2003, to 87.6% from 82.0% at Dec. 31, 2002. This sales mix is consistent with the Company's direct model focused on selling into the SMB and enterprise market.
    Gross profit margins were 10.5% in the first quarter of 2003, up sequentially from 10.3% in the fourth quarter of 2002, but a year over year decrease from 10.6% in the first quarter of 2002. Gross profit margins were impacted by the Company's adoption of Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor's Products)." See Footnote I below for additional information on EITF 02-16. Due to the adoption of EITF 02-16, the Company recorded $568,000 of vendor consideration as a reduction to cost of sales in the first quarter of 2003. Excluding the impact of EITF 02-16, the gross profit margin would have been 9.9% for the first quarter of 2003. This percentage is a non-GAAP measure that is being presented for comparison purposes only as the adoption of EITF 02-16 did not impact prior year gross profit margins,. The decline in gross profit margin percentage has been primarily due to customer mix, product mix and a reduction in related vendor programs. Gross profit margins as a percent of sales will continue to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.
    Total selling, general and administrative expenses in the first quarter of 2003 remained flat at $10.2 million compared to the first quarter of 2002, and decreased sequentially from $12.3 in the fourth quarter of 2002; which includes the $2.1 million one time charge for the state tax adjustment. As a percent of net revenue, total selling, general and administrative expenses increased to 10.3% from 10.2% in the first quarter of 2002 and decreased sequentially from 12.0% in the fourth quarter of 2002.
    Ronald McFadden, Zones' senior vice president and chief financial officer, commented, "We continued to control discretionary expenses, while committing resources and investing in the hiring and training of new account executives, during the first quarter of 2003. This decision increased selling, general and administrative expenses approximately $478,000 over the same period of the prior year. Subject to current market conditions, we will continue to invest in the business by hiring and training additional account executives as circumstances allow in future quarters."
    The adoption of EITF 02-16 had no impact on the Company's operating profit, as the $568,000 of vendor consideration which reduced the cost of sales would previously have reduced advertising expense. Additionally, the acquisition of CPCS did not impact results of operations in the first quarter of 2003.

    Asset Management

    The Company's consolidated balance sheet remained strong, ending the quarter with a cash balance of $5.6 million. The Company continued to utilize its cash position to take advantage of favorable discount terms offered by certain vendors. Consolidated working capital decreased to $17.1 million at March 31, 2003, from $20.6 million at Dec. 31, 2002. The decline is primarily due to the March 31, 2003, acquisition of Corporate PC Source, Inc.
    Net inventory increased to $12.5 million at March 31, 2003. However, excluding the effect of the acquisition, net inventory decreased to $10.6 million at March 31, 2003, from $11.3 million as of Dec. 31, 2002. Inventory turns increased slightly to 33 times annually, compared with 32 times annually at Dec. 31, 2002. Concurrently, open account trade receivable increased to $49.0 million at March 31, 2003. Excluding the effect of the acquisition, open account trade receivable increased to $40.1 million at March 31, 2003, from $37.9 million as of Dec. 31, 2002. Accounts receivable days outstanding increased to 46 as of March 31, 2003, compared to 43 days outstanding as of Dec. 31, 2002.

    Other Matters

    On March 19, 2003, the Company filed on Form 8-K its receipt of a non-compliance letter from the Nasdaq National Market dated March 6, 2003. The Company's non-compliance was due to its common stock price per share trading below the $1.00 minimum. At that time the Company had 90 days, or by June 4, 2003, to regain compliance. However, on March 11, 2003, the Securities and Exchange Commission declared effective Nasdaq's rule filing which extends the compliance period from 90 calendar days to 180 calendar days. Therefore, in accordance with the Marketplace Rule 4450(e)(2), Nasdaq has informed the Company it now has until Sept. 2, 2003, to regain compliance.

    Footnote I

    During the first quarter of 2003, the Company adopted Emerging Issues Task force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a vendor by a Customer (Including a Reseller of the Vendor's Products)." The income statement classification of EITF 02-16 covers vendor consideration related to agreements entered into, or modified, after Jan. 1, 2003. EITF 02-16 requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. The Company provides numerous advertising programs to support its vendors, some of these programs relate to multiple vendors while other are performed on behalf of an individual vendor for a specific program.

    About Zones, Inc.

    Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small to medium sized business market, enterprise, and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc., is headquartered in Renton, Washington. Buying information is available at http://www.zones.com, or by calling 800/258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.
    A live webcast of the Company's management's discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held tomorrow, April 25, 2003, at 12:00 pm EDT.
    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, dependence on revenue of products, vendor support, competition, pressure on margin, variability of operating results, changing methods of distributions, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, and rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.

                             ZONES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                                  March 31,  Dec. 31,
                                                      2003       2002
                                                 ---------- ----------
ASSETS
Current assets
   Cash and cash equivalents                        $5,593     $9,048
   Receivables, net                                 57,363     45,368
   Inventories, net                                 12,474     11,273
   Prepaids                                          1,276      1,239
   Deferred income taxes                             2,297      2,514
                                                 ---------- ----------
        Total current assets                        79,003     69,442

Property and equipment, net                          5,306      5,565
Goodwill                                             4,098          -
Deferred income tax                                  5,367      4,771
Other assets                                           220        174
                                                 ---------- ----------
        Total assets                               $93,994    $79,952
                                                 ========== ==========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                $41,480    $38,453
   Accrued liabilities and other                    12,128      9,930
   Payable to shareholders                           4,881          -
   Line of credit                                    2,181          -
   Current portion of capital lease obligations        146        226
   Current portion of deferred rent obligations        123        216
   Notes payable                                       833          -
   Income taxes payable                                 92         30
                                                 ---------- ----------
        Total current liabilities                   61,864     48,855

Notes payable, net of current portion                1,668          -
                                                 ---------- ----------
        Total liabilities                           63,532     48,855
                                                 ---------- ----------
Commitments and contingencies

Shareholders' equity:
   Common stock                                     39,565     39,554
   Accumulated deficit                              (9,103)    (8,457)
                                                 ---------- ----------
        Total shareholders' equity                  30,462     31,097
                                                 ---------- ----------
        Total liabilities & shareholders'
         equity                                    $93,994    $79,952
                                                 ========== ==========


                             ZONES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                                  For the three months
                                                    ended March 31,
                                                      2003       2002
                                                  ---------  ---------
Net sales                                          $98,632    $99,848
Cost of sales                                       88,296     89,297
                                                  ---------  ---------
   Gross profit                                     10,336     10,551
Selling, general and administrative expenses        10,191     10,230
Net cost of advertising                              1,196        202
                                                  ---------  ---------
   Operating income (loss)                          (1,051)       119

Other income                                            (7)       (14)

Income (loss) before income taxes                   (1,044)       133
Income tax benefit (expense)                           398        (52)
                                                  ---------  ---------
   Net income (loss)                                 $(646)       $81
                                                  =========  =========
   Basic income (loss) per share                    $(0.05)     $0.01
   Shares used in computation of
      basic income (loss) per share                 13,625     13,564
                                                  =========  =========
   Diluted income (loss) per share                  $(0.05)     $0.01
   Shares used in computation of
      diluted income (loss) per share               13,625     13,578
                                                  =========  =========


                         Operating Highlights
                          Supplemental Data


Three Months Ending March 31, 2003
----------------------------------

                               % of net                # of
                                  sales      AE's      Orders    AOS
                               ---------- ---------- ---------- ------
  Outbound                          74.6%       194     96,000  1,004
  Inbound & Consumer Unassist       12.4%        24     32,000    386
  Major Customer                    13.0%        36     18,000    723


                                 Q1 '03     Q4 '02     Q1 '02
                               ---------- ---------- ----------
  Average Productivity
  (annualized)
     Per Outbound AE(a)        1,518,000  1,715,000  1,753,000
     Per Employee                708,000    810,000    799,000

    (a) Outbound productivity excludes sales and headcount from major customer.

  Average Tenure (in months)
     Outbound AE                      26         28         30
     Inbound AE                       44         41         37


Sales Mix
---------
                                                   Quarter Ended
                                               ---------------------
                                               3/31/2003  3/31/2002
                                               ---------- ----------
   Product Mix (% of sales)
   Notebook & PDA's                                 17.2%      16.0%
   Desktops & Servers                               19.0%      21.2%
   Software                                         13.4%      14.2%
   Storage                                          10.7%      11.2%
   NetComm                                           6.3%       5.8%
   Printers                                          8.0%       8.4%
   Monitors & Video                                 10.2%      10.1%
   Memory & Processors                               5.2%       4.3%
   Accessories & Other                              10.0%       8.8%

   ZonesConnect Direct Web Sales               4,262,000  1,367,000

   % of Total Sales Drop-shipped                    42.5%      31.7%


Balance Sheet Metrics
---------------------
                                       March 31, 2003
                       -----------------------------------------------
                          Zones       CPCS    Elimination Consolidated
                       ----------- ---------- ----------- ------------
 Accounts Receivable,
  net                  48,067,000  9,296,000               57,363,000
 Inventory, net        10,609,000  1,865,000               12,474,000
 Shareholder's Equity  30,462,000  3,318,000  (3,318,000)  30,462,000

 DSO, annualized               46
 Inventory Turns,
  annualized                   33

    CONTACT: Zones, Inc.
             Ronald McFadden, 425/430-3000